EXHIBIT 2.13

Pinnacle Entertainment, Inc.

Ameristar Lake Charles Holdings, LLC

Ameristar Casino Lake Charles, LLC

8918 Spanish Ridge Avenue

Las Vegas, Nevada 89148

November 19, 2013

GNLC Holdings, Inc.

c/o Landry’s Inc.

1510 West Loop South

Houston, Texas 77027

Attention: General Counsel

Re:	Letter Agreement Regarding Membership Interests Purchase Agreement

Reference is hereby made to that certain Membership Interests Purchase Agreement (the “Agreement”) dated as of July 24, 2013, by and among GNLC Holdings, Inc. (“Buyer”), Pinnacle Entertainment, Inc. (“Parent”), Ameristar Lake Charles Holdings, LLC (the “Member”), and Ameristar Casino Lake Charles, LLC (the “Company”), as amended prior to the date hereof. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Agreement.

1. Compliance with LGCB Escrow Agreement. The parties hereby acknowledge and agree that, as contemplated by Section 6.23(a) of the Agreement, the LGCB Escrow Amount shall remain in an account directly or indirectly owned by Parent. Parent and the Member (sometime hereinafter referred to as the “PNK Parties”) hereby agree to continue to maintain the LGCB Escrow Amount in accordance with the LGCB Escrow Agreement and to abide by all other terms and conditions of the LGCB Escrow Agreement. The terms of this provision are intended to supplement Section 6.23(a) of the Agreement.

2. Copies of Notices. The parties hereby agree to immediately provide to each other copies (at the notice addresses specified in the Agreement) of any and all notices received from the LGCB by any such party in connection with the LGCB Escrow Agreement. Parent and the Member acknowledge and agree that the LGCB may provide copies to Buyer and the Company (sometimes hereinafter referred to as the “Golden Nugget Parties”) of all notices the LGCB sends to Parent or the Member and Parent and the Member agree not to object to the LGCB delivering copies of any such notices to Buyer or the Company.

3. Cooperation Regarding Disbursement Objections. Parent and the Member agree to, upon a reasonable and good faith written request from Buyer or the Company and on behalf of Buyer or the Company, as applicable, (a) timely object under Section 4(c) of the LGCB Escrow Agreement to any potential disbursement of the LGCB Escrow Amount to the LGCB and to (b) reasonably and in good faith cooperate with Buyer and/or the Company in connection with objecting to any such disbursement. The Golden Nugget Parties agree that all requests for objections to such disbursements shall be made reasonably and in good faith and further agree to immediately provide all necessary and relevant documentation supporting any such requested objections.

4. Confirmation of Section 6.23(e) of the Agreement. At any time after the Closing of the transactions under the Agreement, and as required pursuant to Section 6.23(e) of the Agreement, so long as the Golden Nugget Parties are not required to make a payment or post collateral in lieu of the LGCB Escrow Amount or any portion thereof, Parent may make a request (and at Parent’s reasonable request, one or both of the Golden Nugget Parties shall make a good faith request) of the LGCB that the LGCB release a portion of the LGCB Escrow Amount from the Escrow Agreement (or the Buyer Escrow Agreement, if applicable). Any time all or any portion of the LGCB Escrow Amount is released to either of the Golden Nugget Parties, such Golden Nugget Party shall promptly pay such released amount to Parent.

5. No Other Modification. The parties acknowledge and agree that the Agreement is being amended only as stated herein and, except as expressly provided herein, the Agreement shall remain in full force and effect in accordance with its terms and conditions.

6. Miscellaneous. The provisions of Article XI of the Agreement are incorporated herein by this reference and shall apply to this letter agreement as if set forth in full herein.

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Please evidence your agreement to the foregoing terms by delivering an executed copy of this letter agreement to us. Thank you.

PINNACLE ENTERTAINMENT, INC.

By:	/s/ Carlos A. Ruisanchez
Name:	Carlos A. Ruisanchez
Title:	President and Chief Financial Officer

AMERISTAR LAKE CHARLES HOLDINGS, LLC

By:	/s/ Carlos A. Ruisanchez
Name:	Carlos A. Ruisanchez
Title:	Sole Manager

AMERISTAR CASINO LAKE CHARLES, LLC

By:	Ameristar Lake Charles Holdings, LLC, its sole member

By: /s/ Carlos A. Ruisanchez
Name: Carlos A. Ruisanchez
Title: Sole Manager

Accepted and agreed as of the date first written above:

GNLC HOLDINGS, INC.

By:	/s/ Steven L. Scheinthal
Name:	Steven L. Scheinthal
Title:	Vice President

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